CONTACT: Medis Technologies Ltd. Robert K. Lifton Chairman & CEO (212) 935-8484	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc. Adam Prior (212) 836-9606

MEDIS TECHNOLOGIES REPORTS FIRST QUARTER RESULTS

New York, NY – May 12, 2008 – Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the first quarter ended March 31, 2008. For the quarter ended March 31, 2008, the net loss attributable to common stockholders was $14,789,000, or $.42 per share, based on 35,556,209 weighted average common shares, compared to a net loss attributable to common stockholders of $9,335,000, or $.28 per share, based on 33,434,411 weighted average common shares for the quarter ended March 31, 2007. The net loss attributable to common stockholders was impacted by depreciation and amortization expense of approximately $1,884,000 for the quarter ended March 31, 2008, compared to $1,019,000 for the quarter ended March 31, 2007. Further, the net loss attributable to common stockholders for the quarter ended March 31, 2008  was impacted by  an additional amount included in the category  "depreciation and other production facility costs" of $1,486,000, which was not incurred in the quarter ended March 31, 2007. The net loss attributable to common stockholders was also impacted by non-cash expenses related to the issuance of stock options, warrants and restricted stock of approximately $1,599,000 for the quarter ended March 31, 2008, compared to $1,657,000 for the quarter ended March 31, 2007.  Further impacting the net loss attributable to common stockholders were dividends declared and paid on the Company’s Series A cumulative convertible perpetual preferred stock of approximately $1,042,000 for the quarter ended March 31, 2008, compared to $1,001,000 for the quarter ended March 31, 2007.

Commenting on the report, Robert K. Lifton, Chairman & CEO of Medis Technologies, stated, “During this past quarter we continued to increase our inventories in anticipation of our production and sales ramp-up and have incurred depreciation and other production facility costs on our operational production facilities that we have built to accommodate such ramp-ups. Resources also continued to be allocated during the past quarter to qualifying our 24/7 Power Pack for production on our high volume line. We also devoted resources during the last quarter to paying for our production facilities, but at a level that was considerably less than recent previous quarters.

During this past quarter we announced a strategic program with the leading United States electronics retailer with outlets in the United States, Canada and China. That retailer has recently announced a transaction with a major European mobile phone retailer that considerably expands its market outreach. We are in discussions with other well known OEMs to make Power Pack products for their devices. In addition, Medis Technologies and Hewlett Packard are in confidential discussions on a number of potential programs. We are excited about all these opportunities and look forward to mutual benefits. We are also working with important mobile operators both within and outside of the United States to expand our market outreach and with our distributors and representatives to serve markets in Europe, China, Russia, Japan, South Africa, South America, India, the Middle East and other parts of the world. We have also begun dealing with city and state procurement departments for police, firemen and other government employees as well as with procurement for college bookstores which we also believe can open the doors to viral marketing through social networking discussions of the Power Pack.

Medis Technologies Ltd. May 12, 2008	Page 2

Production Schedule

Based on feedback from our customer base, we have decided to change the casing of our Power Packs from the present black casing to a tinted transparent plastic casing. This new casing offers better design features and importantly, allows the user actually to see inside the Power Pack to the fuel cell which we believe will be particularly attractive to those customers committed to adopting new technologies and emphasizes the “green” qualities of the Power Pack. The new casing is expected to be available starting in mid June when we plan to gear up production on our automated line in Ireland to higher levels. The line is capable of producing about 350,000 Power Packs per month using one shift and as the Power Packs roll out into the market, we plan to train additional personnel for the next shifts to be ready for increased production. While we are presently selling the Power Pack with the regular Power Management System, our hybrid Power Management System containing a tiny lithium polymer battery, designed for  customers with heavier power needs, is planned to be in large scale production starting in August.

New Product Development

Using our same 24/7 Power Pack but with a connector to an LED or a light bulb rather than to a power management system, we have developed a light source capable of providing illumination for a long period of time relative to traditional battery power sources. For example, our Power Pack has operated an LED capable of providing sufficient light for reading for two months of continuing operation and a bulb capable of lighting a room for 16 hours of operation. We believe that for areas that have no or limited electrical power such as villages in India, China, Africa and other parts of the world, this can be a highly attractive product. It can also appeal to campers as well as to companies and people who are concerned about response to natural disasters, such as storms, that threaten the availability of power.

As previously announced, we are continuing to work with General Dynamics in developing a more powerful fuel cell product for military use which is also sufficient for charging laptops. Like the 2nd generation Power Pack, the fuel cells we plan for laptops and stationary power products are expected to use a solid fuel which we have invented based on our patented fuel and for which we are filing further patents. We believe that a solid fuel can help obviate the problems associated with the establishment of a hydrogen infrastructure to allow broader use of fuel cell technology.

Financing

We recently announced the signing of a $60 million equity line of credit facility with Azimuth Opportunity Ltd. We believe that the equity line offers financing which is sufficient to meet our current and near term foreseeable needs but is also very flexible. As we move forward with our sales and marketing programs we will determine how best to finance our activities.

In sum, we have reached a new level of achievements in product development, production readiness and in advancing relationships with world class companies. We look forward to a highly successful and rewarding future.”

Management will also conduct a conference call on May 13, 2008 at 10:00 AM Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 866-820-1713 (Domestic) or 706-643-3137 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call.

Medis Technologies Ltd. May 12, 2008	Page 3

To listen to the live webcast, please go to www.medistechnologies.com and click on the conference call link, or go directly to:
http://investor.shareholder.com/media/eventdetail.cfm?mediaid=31310&c=MDTL&mediakey=EAED46BA68044B6A65690A00639812F5&e=0

The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Medis Technologies’ primary focus is on its fuel cell technology. Its business strategy is to sell its products to end users through branded OEM partnerships, retail outlets, service providers and to the military and other markets. Medis’ majority-owned subsidiary, Cell Kinetics Ltd., is developing and will market a series of products, based on its Cell Carrier technology, under the “CKChip™” trade name. The CKChip can accommodate up to 10,000 cells on individual wells for measuring reactions of living cells in a static state over time, using simple imaging methods such as fluorescence microscopy.  Cell Kinetics has also invested in an early stage Israeli-based medical device company and intends to continue to source, vet and invest in early stage Israeli-based medical device technologies.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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Medis Technologies Ltd. May 12, 2008	Page 4

MEDIS TECHNOLOGIES LTD. SUMMARY OF RESULTS March 31, 2008 (In thousands, except loss per share) (See notes below)

Statements of	Three Months	Three Months
Operations Data	Ended	Ended
	March. 31,	March. 31,
	2007	2008
	(Unaudited)	(Unaudited)

Depreciation and other production facility costs	$—	$2,366

R&D costs	5,947	8,048
SG&A expenses	3,236	3,369
Amortization of intangible assets	52	48
Operating loss	(9,235)	(13,831)
Interest income (expenses), net	901	(160)
Net loss before minority interest	(8,334)	(13,991)
Minority interest	—	244
Net loss		(13,747)

Dividends on preferred stock	(1,001)	(1,042)
Net loss attributable to common stockholders	$(9,335)	$(14,789)
Basic and diluted net loss per share	$(.28)	$(.42)

Weighted-average common shares used in computing basic and diluted net loss per share	33,434	35,556

	December 31,	March 31,
Selected Condensed Balance Sheet Data	2007	2008
		(Unaudited)

Cash and cash equivalents	$16,626	$12,151
Short-term investments	1,160	1,160
Restricted cash and deposits	5,700	5,910
Working capital	27,725	25,183
Property, plant and equipment, net	61,703	63,074
Goodwill and intangible assets, net	58,253	58,205
Total assets	157,233	157,421
Long-term liabilities	4,367	4,490
Series A preferred stock, net	53,240	53,240
Stockholders’ equity	91,751	90,333

Medis Technologies Ltd. May 12, 2008	Page 5

NOTES

In April 2008 the Company received $4,841,000 in additional funds under its Equity Distribution Agreement with UBS. Additionally, the Company commenced on April 28, 2008 raising additional funds for working capital and other operating needs pursuant to its $60,000,000 equity line of credit facility with Azimuth Opportunity Ltd.

The Company recorded non-cash expenses related to the issuance of stock options, warrants and restricted stock of approximately $1,599,000 during the quarter ended March 31, 2008, compared to $1,657,000 during the quarter ended March 31, 2007.

During the quarter ended March 31, 2008, the Company incurred costs aggregating approximately $2,366,000 with respect to depreciation and other production facility costs in excess of that which it utilized. Such amount also includes inventory obsolescence reserve costs of approximately $152,000. In accordance with SFAS 151 “Inventory Costs an amendment of ARB No. 43, Chapter 4,” the Company has recognized unallocated depreciation, labor and other costs as current period charges.

Financial information included in the Summary of Results has been derived from the Company's unaudited condensed interim consolidated financial statements (“interim statements”) as of and for the three months ended March 31, 2008. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2007 and the year then ended, together with the accompanying notes.

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